Exhibit 10.2
Form for Persons with Employment Agreements
CASELLA WASTE SYSTEMS, INC.
Amended and Restated 2016 Incentive Plan
Restricted Stock Unit Agreement
Cover Sheet
This Agreement evidences the grant by Casella Waste Systems, Inc., a Delaware corporation (the “Company”), on the date set forth below (the “Grant Date”) to the person named below (the “Participant”) of an award of restricted stock units (the “Award”) based on the number of Continued Employment Units for the Vesting Period listed below. Each unit ultimately earned represents the right to receive one share of the Company’s Class A Common Stock, $0.01 par value per share (“Common Stock”), or the value of such share. This Award is subject to the terms and conditions specified in the Casella Waste Systems, Inc. Amended and Restated 2016 Incentive Plan (the “Plan”), and in this Agreement, consisting of this Cover Sheet and the attached Exhibit A.

Participant Name:
Grant Date:
Number of Continued Employment Units:
Continued Employment Units Vesting Period:

PARTICIPANT:	CASELLA WASTE SYSTEMS, INC. 25 Greens Hill Lane Rutland, Vermont 05701

__________________________________	By:_________________________________
John W. Casella, Chairman & CEO

By accepting this Award, the Participant hereby (i) acknowledges that a copy of the Plan and a copy of the Plan prospectus have been delivered to the Participant and additional copies thereof are available upon request from the Company’s Human Resources Department, (ii) acknowledges receipt of a copy of this Cover Sheet and Exhibit A hereto (collectively, the “Agreement”) and accepts the Award subject to all the terms and conditions of the Plan and the Agreement; (iii) represents that the Participant has read and understands the Plan, the Plan prospectus and the Agreement, and (iv) acknowledges that there are tax consequences related to the Award and that the Participant should consult a tax advisor to determine his or her actual tax consequences.

For this Agreement to become binding, the Participant must accept this Award by signing and returning both copies to the Company within 30 days following notification of the grant. A fully executed copy will be returned to you for your records. Electronic acceptance of this Award pursuant to the Company’s instructions to Participant (including through an online acceptance process managed by the Company’s agent) is acceptable.

EXHIBIT A

CASELLA WASTE SYSTEMS, INC.

Restricted Stock Unit Agreement
Amended and Restated 2016 Incentive Plan

Terms and Conditions

1.Grant of Restricted Stock Units.
The Award is granted pursuant to and is subject to and governed by the Plan and the terms of this Agreement. It is a form of “RSU” as defined in the Plan. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the same meaning as in the Plan. The shares of Common Stock that are issuable after the RSUs have been earned are referred to in this Agreement as “Shares.” The RSUs shall be granted to the Participant without payment of consideration (other than continuing services).
2.Continued Employment RSUs.
RSUs may be earned based on continued service to the Company (“Continued Employment Units”) as follows:

Continued Employment Units	Target Maximum: 100% of the Continued Employment Units on the Cover Sheet
3.Determination of Earned Continued Employment Units.
Unless otherwise provided in this Agreement or the Plan, shares will be earned on account of the Continued Employment Units in accordance with the following vesting schedule: one-third of the total number of Continued Employment Units shall be earned on the first anniversary of the Grant Date and an additional one-third of the total number of Continued Employment Units shall be earned on each of the second and third anniversaries of the Grant Date. Any fractional number of Continued Employment Units resulting from the application of the foregoing percentages shall be rounded down to the nearest whole number of Continued Employment Units.
4.Cessation of Business Relationship.
(a)Definitions. For purposes of this Section:
(i) “Beneficiary” shall mean the last person or persons designated as such by the Participant in writing prior to the Participant’s death. If no such person survives the Participant, the Beneficiary shall be the Participant’s estate.
(ii)“Cause” shall have the meaning set forth in the Plan, provided, however, that if the Participant is party to any employment, severance or other agreement with the Company (any such agreement, an “Employment

Agreement”) that contains a definition of “cause,” the meaning ascribed to such term in such Employment Agreement shall apply for purposes of this Section 4.
(iii)“Disability” shall have the meaning provided under Treasury Regulation Section 1.409A-3(i)(4)(i) and (iii).
(iv)“Good Reason” shall mean (A) a material reduction in the Participant’s base compensation; or (B) a requirement that the Participant relocate to, or perform his or her principal job functions at, an office that is more than 100 miles from the office at which the Participant was previously performing his or her principal job functions; provided, however, that no such event shall constitute Good Reason unless (X) the Participant gives the Company a written notice of termination for Good Reason not more than 100 days after the initial existence of the condition, (Y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (Z) the Participant’s termination occurs within 180 days following the Company’s receipt of such notice, and provided further that if the Participant is party to an Employment Agreement that contains a definition of “good reason,” the meaning ascribed to such term in such Employment Agreement shall apply for purposes of this Section 4.
(b)Death, Disability or Termination Without Cause. If the Participant’s continuous service to the Company as an employee or director (a “Business Relationship”) ceases as a result of the Participant’s (i) death, (ii) Disability, or (iii) termination of employment by the Company without Cause or by the Participant for Good Reason (does not apply to voluntarily termination of employment by Participant), the Participant (or the Participant’s Beneficiary in the event of the Participant’s death) shall be entitled to payment of all Shares.
(c)Other Cessation of Business Relationship. If the Participant’s Business Relationship ceases for any reason other than as described in Section 4(b), the Continued Employment Units which have not been earned pursuant to Section 3 prior to such cessation will be forfeited without the payment of any consideration to the Participant, effective as of such cessation, except as provided in this Section.
(d)The Participant’s Business Relationship shall be deemed to have ceased on the last day of active service to the Company and shall not be extended by any notice of termination period. For purposes hereof, a Business Relationship shall not be considered as having ceased during any leave of absence if such leave of absence has been approved in writing by the Company. For purposes of this Agreement, service with the Company shall include service with a parent, subsidiary, affiliate or division of the Company. Any change in the type of Business Relationship the Participant has within or among the Company and a parent, subsidiary, affiliate or division of the Company shall not be treated as a cessation of the Business Relationship for purposes of this Section so long as the Participant continuously maintains a Business Relationship.

5.Payment.
(a)Within 60 days following the date on which any RSUs are earned, the Company shall distribute to the Participant (or to the Participant’s Beneficiary in the event of death) the Shares represented by RSUs that were earned, subject to Section 11 hereof and upon the satisfaction of all other applicable conditions as to the RSUs; provided, however, that the Shares shall be distributed no later than the 15th day of the third month following the end of the Company’s taxable year; provided further, however, that the Shares may be distributed following the date contemplated in this Section to the extent permitted under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, and the regulations, including the proposed regulations thereunder (the “Code”) without the payment becoming subject to, and being treated as “nonqualified deferred compensation” within the meaning of Section 409A (such as where the Company reasonably anticipates that the payment will violate federal securities laws or other applicable laws). Payment of any earned RSUs shall be made in whole Shares. Earned RSUs shall be rounded down to the nearest whole Share, and the Company shall pay the value of any fractional Shares to the Participant in cash on the basis of the fair market value per share of Common Stock on the date of distribution (determined by reference to the closing price of the Common Stock on the principal exchange on which the Common Stock trades on the date of distribution, or if such date is not a trading date, on the next preceding trading date).
(b)The Company shall not be obligated to issue Shares to the Participant upon the earning of any RSUs unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal, state or foreign securities laws and the requirements of any stock exchange upon which Shares may be listed.
(c)Anything in the foregoing to the contrary notwithstanding, RSUs granted under this Agreement may be suspended, delayed or otherwise deferred for any of the reasons contemplated in Sections 4 and 5 only to the extent such suspension, delay or deferral is permitted under Treas. Reg. §§1.409A-2(b)(7), 1.409A-1(b)(4)(ii) or successor provisions, or as otherwise permitted under Section 409A.
6.Option of Company to Deliver Cash.
Notwithstanding any of the other provisions of this Agreement, at the time when any RSUs are payable pursuant to Section 5, the Company may elect, in the sole discretion of the Committee, to deliver to the Participant in lieu of the Shares represented by RSUs that are then payable an equivalent amount of cash (determined by reference to the closing price of the Shares on the principal exchange on which the Shares trade on the applicable payment date or if such date is not a trading date, on the next preceding trading date). Such payments shall be made no later than the deadline set forth in Section 5(a) hereof. If the Company elects to deliver cash to the Participant, the Company is authorized to retain such amount as is sufficient to satisfy any tax withholding obligations as set forth in Section 11 hereof.

7.Restrictions on Transfer.
(a)The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any RSUs, either voluntarily or by operation of law. Any attempt to dispose of any RSUs in contravention of the above restriction shall be null and void and without effect.
(b)The Company shall not be required (i) to transfer on its books any of the RSUs that have been transferred in violation of any of the provisions set forth herein or (ii) to treat as the owner of such RSUs any transferee to whom such RSUs have been transferred in violation of any of the provisions contained herein.
8.No Obligation to Continue Business Relationship. Neither the Plan, this Agreement, nor the grant of the RSUs imposes any obligation on the Company or its subsidiaries to have or continue a Business Relationship with the Participant.
9.No Rights as Stockholder. The RSUs represent an unfunded, unsecured promise by the Company to deliver Shares or the value thereof in accordance with the terms of this Agreement. The Participant shall have no rights as a shareholder with respect to the Shares underlying the RSUs. The Participant shall have no right to vote or receive dividends with respect to any Shares underlying the RSUs unless and until such Shares are distributed to the Participant.
10.Adjustments for Capital Changes; Reorganization and Change in Control Events.
The Plan contains provisions covering the treatment of RSUs in a number of contingencies such as stock splits and mergers. Provisions in the Plan for such adjustments are applicable hereunder and are incorporated herein by reference. The treatment of the RSUs in connection with a Reorganization Event or Change in Control Event is governed by Section 10 of the Plan.
11.Withholding Taxes.
The Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all federal, state, local or other taxes of any kind related to the Participant’s participation in the Plan and legally applicable to the Participant is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the RSUs. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock and is not prohibited from doing so by the Company’s insider trading policy or otherwise, the Participant shall execute the instructions set forth in Exhibit A attached hereto (the “Automatic Sell-to-Cover Instruction”) as the means of satisfying such tax obligation; provided that once the Participant has executed and delivered such Automatic Sell-to-Cover Instruction to the Company, the Participant shall not be required to execute the instruction again unless and until the Participant has revoked or otherwise terminated the instruction required by the Automatic Sell-to-Cover Instruction. If the Participant does not execute the Automatic Sell-to-Cover Instruction prior to the vesting date, then the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the RSUs then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.
12.Nature of Grant.
In accepting the RSUs, Participant acknowledges that: (a) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs even if RSUs have been granted repeatedly in the past; (b) all decisions with respect to future awards of RSUs, if any, will be at the sole discretion of the Company; (c) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (d) in consideration of the award of RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or any diminution in value of the RSUs or Shares received when the RSUs are earned resulting from the Participant’s termination of employment by the Company or any subsidiary (for any reason whatsoever and whether or not in breach of local employment laws), and Participant irrevocably releases the Company and/or the subsidiary from any such claim that may arise; (e) in the event of involuntary termination of Participant’s employment (whether or not in breach of local employment laws), Participant’s right to receive RSUs and vesting under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law or contract, and the Company shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of the RSUs; (f) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares; and (g) Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
13.Miscellaneous.
(a)Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Participant, to the address set forth on the cover sheet or at the most recent address shown on the records of the Company, and if to the Company, to the Company's principal office, attention of the Corporate Secretary.
(b)Entire Agreement; Modification. This Agreement (including the cover sheet) and the Plan constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded by the Committee as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law or other applicable rules, including, without limitation, the rules of the stock exchange on which the Shares are listed. If the Committee determines that the Award terms could result in adverse tax consequences to the Participant, the

Committee may amend this Agreement without the consent of the Participant in order to minimize or eliminate such tax treatment.
(c)Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
(d)Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.
(e)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Company.
(f)Participant’s Acceptance. The Participant is urged to read this Agreement carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Agreement, the Participant is deemed to have accepted and agreed to all of the terms and conditions of this Award and the provisions of the Plan, including as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award. The Participant agrees that in accepting this award, the Participant will be bound by any clawback policy that the Company has in place or may adopt in the future.
(g)Section 409A. This Agreement, the RSUs and payments made pursuant to this Agreement are intended to comply with or qualify for an exemption from the requirements of Section 409A and shall be construed consistently therewith and shall be interpreted in a manner consistent with that intention. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all RSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no undertaking to preclude Section 409A from applying to this Award of RSUs. Any payments described in this Section 13(g) that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. If and to the extent any portion of any payment, compensation or other benefit provided to the Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a specified employee as defined in Section 409A(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant hereby agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”)), except as Section

409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. Notwithstanding the foregoing, the Company, its subsidiaries, directors, officers and agents shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant, or for any action taken by the Committee.
(h)Governing Law/Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties, evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Vermont and agree that such litigation shall be conducted only in the courts of Rutland County, Vermont, or the federal courts for the United States for the District of Vermont, and no other courts, where this Award is made and/or to be performed.
(i)    Administrator Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have been earned). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons.
(j)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs awarded under and participation in the Plan or future RSUs that may be awarded under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Exhibit A

DURABLE AUTOMATIC SELL-TO-COVER INSTRUCTION

This Durable Automatic Sell-to-Cover Instruction (this “Instruction”), which is being delivered to Casella Waste Systems, Inc. (the “Company”) by the undersigned on the date set forth below (the “Adoption Date”), relates to the Covered RSUs/PSUs (as defined following my signature below). This Instruction provides for “eligible sell-to-cover transactions” (as described in Rule 10b5-1(c)(1)(ii)(D)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”)) and is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c)(1) under the Exchange Act.
I acknowledge that upon vesting and settlement of any Covered RSUs/PSUs in accordance with the applicable RSU’s or PSU’s terms, whether vesting is based on the passage of time or the achievement of performance goals, I will have compensation income equal to the fair market value of the shares of the Company’s Class A Common Stock, $0.01 par value per share (the “Common Stock”), subject to the RSUs or PSUs that are settled on such settlement date and that the Company is required to withhold income and employment taxes in respect of that compensation income.
I desire to establish a plan and process to satisfy such withholding obligation in respect of all Covered RSUs/PSUs through an automatic sale of the number of the shares of Common Stock that would otherwise be issuable to me on each applicable settlement date in an amount sufficient to satisfy the applicable withholding obligation, with the proceeds of the sale delivered to the Company in satisfaction of the applicable withholding obligation.
I understand that the Company has arranged for the administration and execution of its equity incentive programs and the sale of securities by participants thereunder pursuant to a platform administered by a third party (the “Administrator”) and the Administrator’s designated brokerage partner.
Upon the settlement of any of my Covered RSUs/PSUs after the 30th day following the Adoption Date (or if I am an officer of the Company on the Adoption Date, after the 120th day following the Adoption Date) (the “Cooling-Off Period”), I hereby appoint the Administrator (or any successor administrator) to automatically sell such number of shares of Common Stock issuable with respect to such RSUs or PSUs that vested and settled as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by me in connection with the vesting and settlement of such RSUs or PSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall receive such net proceeds in satisfaction of such tax withholding obligation.
I hereby appoint the Chief Executive Officer and the Chief Financial Officer, and any of them acting alone and with full power of substitution, to serve as my attorneys-in-fact to arrange for the sale of shares of Common Stock in accordance with this Instruction. I agree to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares of Common Stock pursuant to this Instruction.
Unless the third and final box in the definition of Covered RSUs/PSUs below is checked, if I have previously adopted an automatic sale or sell-to-cover instruction relating to Covered RSUs/PSUs, this Instruction shall be void ab initio.
I hereby certify that, as of the Adoption Date:
(i) I am not prohibited from entering into this Instruction by the Company’s insider trading policy or otherwise;

(ii) I am not aware of any material nonpublic information about the Company or the Common Stock; and
(iii) I am adopting this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

                        ________________________________

                        Print Name: _____________________

                        Date: __________________________

Covered RSUs/PSUs:

The following restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) are covered by this Instruction.

Check all applicable boxes:

☐ The first award of RSUs or PSUs granted to me on or after ______________ [insert date of grant of current RSUs/PSUs the grant of which is triggering the execution of this Instruction; if instruction is being executed in advance of a grant of RSUs/PSUs, insert the Adoption Date] and any RSUs and/or PSUs that may, from time to time following such date, be granted to me by the Company, other than any future granted RSUs and/or PSUs which by the terms of the applicable award agreement require the Company to withhold shares for tax withholding obligations in connection with the vesting and settlement of such RSUs or PSUs, and therefore do not permit sell-to-cover transactions.

☐ Any outstanding RSUs and/or PSUs that were granted to me by the Company prior to the Adoption Date that (1) are not subject to any prior automatic sale or sell-to-cover instruction and (2) for which the next vesting date is after the Cooling-Off Period, other than any previously granted RSUs and/or PSUs which by the terms of the applicable award agreement require the Company to withhold shares for tax withholding obligations in connection with the vesting and settlement of such RSUs or PSUs, and therefore do not permit sell-to-cover transactions.

☐ With respect to any RSUs and/or PSUs, whether or not granted to me by the Company prior to the Adoption Date, that already are subject to an automatic sale or sell-to-cover instruction (a “Prior Instruction”), I elect to have such sales effected pursuant to this Instruction and confirm that doing so does not modify or change the amount, price, or timing of such sales from those provided by the Prior Instruction (and, as a result the Cooling-Off Period is not applicable to sales pursuant to this Instruction that were previously subject to the Prior Instruction).